Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA) Q2 2021 Earnings Webcast

Opening – Louisa Quarto

Welcome to the second quarter 2021 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2020, filed on March 30, 2021, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the second quarter 2021 investor presentation for HTI and part of the Quarterly Report on Form 10-Q for HTI for the quarter ended June 30, 2021 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of the webcast will be available on the company’s website.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Company Overview – (Mike Weil)

Thanks Louisa and thank you all for joining us today. The second quarter was productive for HTI. We have stabilized occupancy in our SHOP portfolio, and even recorded a small increase in quarter over quarter which, due to COVID, has not happened in over a year. We also grew Net Operating Income in our MOB portfolio over the same quarter of 2020 and substantially decreased our net leverage to 38.5% from 41.2% last quarter. Finally, we closed on the sale of a significant development property in Florida during the quarter. These initiatives, as well as our continued focus on accretive acquisitions and dispositions, leasing, and property level operations continue to position HTI for a liquidity event when our board determines the time is right.

While we can’t predict the exact point in time that this will happen, the trendlines are clear that the aging US population will need high-quality senior housing options for many years to come and that medical office buildings will remain a vital part of the US healthcare system. For these reasons, we continue to focus HTI’s $2.6 billion portfolio on these two segments. We believe that Medical Office Buildings and Seniors Housing Operating Properties have strong demographic tailwinds. At the end of the quarter, these two segments represented 91% of HTI’s net operating income, with the balance coming from triple net leased healthcare facilities.

During the second quarter we continued to focus on acquisitions and dispositions and on the care and health of our residents in the SHOP portfolio. We have a combined closed and forward acquisitions pipeline of over $167 million, with a 7.7% weighted average cap rate. In addition to our acquisitions pipeline, we also have a forward leasing pipeline for over 15,000 square feet, comprised of one new executed lease and four non-binding letters of intent. Once all of these agreements commence, we expect MOB and triple-net portfolio occupancy to increase to 91.8% and that we will add nearly $360,000 of annualized straight-line rent over the remainder of 2021.

Rent collection for the second quarter continued to meet our expectations as we collected approximately 100% of the original Cash Rent due from our MOB and triple-net tenants.

Slide 3: Second Quarter Cash Rent Collection

Our diligent acquisitions underwriting process and strong underlying tenant fundamentals have been major contributors to our collection of approximately 100% of the original Cash Rent due in both our MOB and Triple Net segments for each of the last four quarters as well as nearly 100% for the full year 2020. We expect this trend to continue through the remainder of 2021.

As a reminder from previous quarters, cash rental payments in the SHOP portfolio is primarily paid for by the residents through private payer insurance or directly, and to a lesser extent, by government reimbursement programs such as Medicaid and Medicare. These cash rental payments are subject to timing differences; therefore, we haven’t provided detail on the collection amounts for our SHOP segment.

Slide 4: Portfolio Snapshot

As of June 30, 2021, HTI owned 195 properties, totaling approximately 9.1 million rentable square feet in 33 states, up from 31 states last quarter as we expand into new markets. The portfolio consisted of 125 medical office buildings, 54 seniors housing operating properties, two land parcels, and 14 triple-net properties consisting of post-acute and skilled nursing facilities and hospitals.

At quarter end, our medical office building portfolio was 90.9% occupied with a weighted average remaining lease term of 4.7 years. The SHOP portfolio was 73.2% occupied, a level that is a direct result of COVID-19, but up 0.5% from last quarter. We believe that SHOP occupancy will rebound as the effects of COVID abate. In anticipation of this rebound, we deployed over $5.4 million in capital expenditures year-to-date to enhance and improve the physical quality of our SHOP assets. To accelerate occupancy recovery, we have provided enhanced lead generation activities and sales training to our operating partners and built upon our existing online digital lead strategy. At the same time, we have made website enhancements to be visible, attractive, and competitive as seniors and their families begin to consider housing options post-pandemic. Our SHOP management team has hit the road to visit our properties, providing invaluable leadership to staff that have been on the front lines over the last year.

The triple-net leased post-acute/skilled nursing properties were 100% occupied with a weighted average remaining lease term of 6.3 years. We also own six hospitals which were 90.7% leased and had a weighted average remaining lease term of 5.8 years as of quarter end.

Slide 5: Dynamic Portfolio Fundamentals

We are very pleased with HTI’s portfolio mix which features a significant focus on MOB and SHOP assets. As we grow the portfolio and deploy strategic leasing initiatives, we plan to continue emphasizing these property types within our acquisition and asset management strategy.

We have elected to focus on Medical Office Buildings due to the growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. We believe that our steady occupancy rates and revenue year-over-year, as well as our success collecting rent in this segment of our portfolio validate continued investment in this portfolio segment.

Our focus on SHOP assets is supported by our belief in long-term demographic tailwinds, which we believe will result in pent-up demand for seniors housing. As members of the Baby Boomer generation begin to approach their 80’s, we believe that demand for high-quality, service-focused, and strategically located seniors housing facilities will continue to increase. Our SHOPs are also primarily “private pay” and as a result are not as dependent on the policies of governments or insurance providers for rent payments. Finally, our dedicated SHOP team collaborates with our aligned operators to manage our assets in an accretive way.

We’ve worked diligently to construct a high-quality portfolio that is well diversified by geography and business segment. Our complete US portfolio is dispersed across 33 states after the addition of New York and Oklahoma this quarter. Only two states represent more than 10% of the total portfolio by square feet: Pennsylvania where we have a strong relationship with The University of Pittsburgh Medical Center, and Florida, where MOBs and seniors housing serve a large, retired population.

Slide 6: Strategic Partners

One of the most important aspects of a well-run healthcare real estate portfolio is the quality of the underlying tenants who occupy and operate the properties. Procuring well-respected brands and developing strong partnerships with them is a core focus of our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

In HTI’s MOB portfolio, we have tenants such as The University of Pittsburgh Medical Center, as mentioned earlier, DaVita, Sentara, and Ascension. HTI’s SHOP operators include Frontier management, Jaybird Senior Living, Senior Lifestyle Corporation and Cedarhurst. As we have seen since the onset of the COVID-19 pandemic, the direct relationships we have developed with our tenants over time have become more valuable than ever as we work together to find solutions to unprecedented challenges across the country.

As we grow our portfolio, we continue to look for high-quality tenants within HTI’s MOB portfolio and to further develop a roster of strong SHOP operators who we trust to provide the best care for residents at our facilities.

Slide 7: Diligent Acquisitions

We have a robust acquisitions program, which has closed or has in pipeline over $165 million in MOB acquisitions at a weighted average cap rate of 7.7% and with 8years of weighted average lease term remaining.

In the second quarter we closed on seven MOB acquisitions for $36.9 million. Additionally, we have a forward pipeline, as of August 15th, of $124.3 million comprised of eight MOB properties at a weighted average 7.7% cap rate. We believe we have a strong cash and liquidity position to continue diligently seeking accretive acquisitions at opportunistic cap rates. Due to the ongoing dislocation in the markets caused by COVID-19, we believe there may be opportunities to complete these types of acquisitions while continuing strong operational performance.

In the quarter we closed on the sale of a development project and a skilled nursing facility in Florida for a total contract purchase price of $95.7 million. I am proud of our team for getting the Jupiter development property closed after an extended period of negotiation with local authorities, tenants and counterparties. The sale of this property increases our financial flexibility by providing capital to reduce amounts outstanding on our credit facility. As always, we constantly monitor our assets for disposition opportunities that are opportunistic or otherwise accretive to our portfolio.

Jason, will you please take us through the financial results?

Slide 8: Conservative Leverage Profile– (Jason Doyle)

Thank you, Mike.

This slide provides a snapshot of HTI’s capital structure at the end of the second quarter. Net leverage decreased to 38.5% from 41.2% with net debt of approximately $1.0 billion, gross asset value of $2.6 billion and a weighted average interest rate of 3.6%. We have no debt maturities until 2023.

As discussed in prior quarters, in August of 2020, we entered into an amendment to our credit facility with KeyBank NA and our banking partners in the facility. The amendment revised specific provisions in the credit facility, including restrictions on the payment of distributions. As a result of the amendment, our board determined that distributions will be paid on a quarterly basis in arrears in shares of HTI’s common stock, valued at HTI’s estimated per share net asset value in effect on the applicable date, based on a single record date to be declared each quarter. The number of shares issued in connection with any stock dividend is based on HTI’s prior cash distribution rate of $0.85 per share per year, divided by our estimated per share net asset value, which we most recently announced on April 2, 2021. We will not adjust the estimated per share NAV for the effect of future stock dividends. While we continue to be confident in the performance of the portfolio, we believe the change in our distribution policy maintains liquidity and preserves financial flexibility in light of the uncertainty resulting from temporary disruptions caused by the COVID-19 pandemic. Under the amendment, we may be permitted to pay cash distributions once we satisfy certain liquidity and leverage conditions and make the required election under the credit facility. The decrease in net leverage we reported this quarter was an important step towards the resumption of cash distributions, though that determination will ultimately be made by the board.

Slide 9 Resilient Performance

HTI remains committed to driving portfolio and earnings growth through active portfolio management, accretive acquisitions, robust leasing activity and capital structure improvements. Year-over-year, portfolio exposure to MOB and triple-net properties has increased by over 700 basis points to 67.2% from 59.6% based on NOI. Rent collection in this portfolio has also remained strong, at approximately 100%. Our robust acquisitions program and forward leasing pipeline continue to enhance our real estate portfolio. We completed a follow-on offering of our preferred shares that we believe was well-received by the market, and we paid down amounts outstanding on our credit facility, reducing our net leverage by almost 300 basis points since first quarter.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Mike Weil)

Thanks Jason. Supporting HTI’s high-quality portfolio and future growth is a diligent acquisition program that has closed and pipeline acquisitions of over $165 million for 2021, and an asset management platform focused on driving strong operational outperformance. We believe our underwriting and proactive asset management continues to result in excellent rent collection in the MOB and triple-net segments of our portfolio. We have experienced a year-over-year increase in portfolio exposure to MOB and triple-net assets, which have proven to be a particularly strong segment over the last year. We have a forward leasing pipeline that is expected to increase MOB and triple-net Occupancy to 91.8%.

Our management team is the key to both ongoing performance and an eventual liquidity event based on management’s significant experience with public REITs and the healthcare industry.

Slide 11: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Our team’s collective experience and excellent relationships with our tenants contributed to our ability to collect approximately 100% of the cash rent in the combined MOB and NNN portfolios during the second quarter.

Slide 12: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio.

In 2018, HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

The last year required our SHOP team to work tirelessly to create a safe environment for our residents that balanced providing care, meeting ever-changing regulations related to COVID-19 and safely operating a business with thousands of employees. Our team has risen to the occasion and the vaccine rollout in our communities has been very successful. We look forward to returning to a focus on building welcoming communities for our current and future residents.

Slide 13: Strong Corporate Governance

HTI has an engaged board of directors, led by non-exec chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of independent directors, including an audit committee and a nominating and corporate governance committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on boards of publicly traded REITs.

Closing Statements – (Mike Weil)

As we close today’s call I want to reiterate our significant acquisitions pipeline of over $165 million, the continued strong performance of our MOB portfolio and the stabilization we are seeing in our SHOP segment. Last quarter we lowered our net leverage, increased our MOB NOI, completed important acquisitions and dispositions and collected all the rent in our MOB and triple-net segments. Our SHOP portfolio is positioned for an occupancy recovery as COVID abates and our team is laying the foundation for long-term growth in this segment. Our focus remains on the future, and positioning HTI for an eventual liquidity event. Thank you for joining us today and thank you for your continued support of HTI.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.